Exhibit 99.(d)(5)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made as of this 31st day of December, 2016 by and among Cavanal Hill Funds (the “Fund”), and Cavanal Hill Investment Management, Inc. (the “Adviser”).

WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, pursuant to separate investment advisory agreement, dated May 12, 2001, as amended (the “Advisory Agreement”), the Adviser serves as investment adviser to the Cavanal Hill Mid Cap Core Equity Fund (the “Mid Cap Core Equity Fund”), a series of the Fund; and

WHEREAS, the Adviser is willing to provide financial support to the Mid Cap Core Equity Fund, so that total common expenses do not exceed 0.81% as described herein; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the investment advisory fee and expenses of the Mid Cap Core Equity Fund at a level below the level to which the Mid Cap Core Equity Fund may legally be subject; and

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.             Expense Limitation. The Adviser hereby agrees to reduce fees payable to it under the Advisory Agreement and/or reimburse certain expenses of the Mid Cap Core Equity Fund (excluding extraordinary expenses and acquired fund fees and expenses) (“Operating Expenses”) to the extent necessary so that Operating Expenses for each Class of the Mid Cap Core Equity Fund do not exceed 0.81% plus Class-specific fees.

2.             Term and Termination. The effective date of this Agreement shall be December 31, 2016 shall continue in effect until December 31, 2017, and thereafter for successive periods of twelve months unless terminated by either party to this Agreement upon at least 90 days written notice prior to the renewal of any successive twelve-month period.

3.             Entire Agreement; Modification; Amendment. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CAVANAL HILL INVESTMENT MANAGEMENT

By:	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	President